Filed pursuant to Rule 433

Registration Statement No. 333-142116

June 19, 2007

Relating to Preliminary Prospectus Supplement

dated June 19, 2007

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

Issuer	Federative Republic of Brazil

Transaction	Re-opening of 10.25% Global BRL Bonds due 2028

Ratings[1]	Ba2/BB+/BB+

Distribution	SEC Registered

Amount Issued	R$750,000,000 (brings total size to R$3,787,500,000; Brazil reserves the right to increase issue size by up to 7.5%, or R$56,250,000, during Asian market hours on June 20, 2007)

Gross Proceeds	US$454,485,834.20 (not including accrued interest)

Coupon	10.25% 30/360-day count basis

Maturity	January 10, 2028

Offering Price	115.500 plus 3.75833 of accrued interest

Yield to Maturity	8.626%

FX (for Settlement)	1.9060

Underwriting Fee	0.25%

Denominations	R$250,000/R$1,000

Interest Pay Dates	January 10 and July 10

Beginning	July 10, 2007

Settlement Date	June 26, 2007 (T+5)

Bookrunners	Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. (B&D)

Co-Managers	Banco Itaú Europa S.A., acting through its London Branch BB Securities Ltd.

Underwriting Commitments	Credit Suisse Securities (USA) LLC: R$ 367,500,000 J.P. Morgan Securities Inc. : R$ 367,500,000 Banco Itaú Europa S.A., acting through its London Branch: R$ 7,500,000 BB Securities Ltd.: R$ 7,500,000

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time.

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/205317/000119312507138313/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at 1-212-325-3325 or by calling J.P. Morgan Securities Inc. collect at 1-212-834-4307.

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